                                                                 Exhibit 10.3

                              TAX SHARING AGREEMENT


                                       BY


                                CABOT CORPORATION


                                       AND


                       CABOT MICROELECTRONICS CORPORATION

                                TABLE OF CONTENTS

                                                                   PAGE
SECTION 1.  Definition of Terms                                       2

SECTION 2.  Allocation of Income Tax Liabilities                      7

SECTION 3.  Preparation and Filing of Tax Returns                    11

SECTION 4.  Refunds, Carrybacks and Tax Benefits                     15

SECTION 5.  Tax Payments and Intercompany Billings                   19

SECTION 6.  Assistance and Cooperation                               25

SECTION 7.  Tax Records.                                             26

SECTION 8.  Tax Contests                                             27

SECTION 9.  No Inconsistent Actions                                  28

SECTION 10. Survival of Obligations                                  30

SECTION 11. Employee Matters                                         30

SECTION 12. Treatment of Payments; Tax Gross Up                      30

SECTION 13. Disagreements                                            31

SECTION 14. Late Payments                                            32

SECTION 15. Expenses                                                 32

SECTION 16. General                                                  32




                                      -i-
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                              TAX SHARING AGREEMENT

      This Agreement is entered into as of March 28, 2000 by Cabot Corporation, a Delaware corporation ("Cabot"), and Cabot Microelectronics Corporation, a Delaware corporation ("CMC"). Capitalized terms used in this Agreement are defined herein. Unless otherwise indicated, all "Section" references in this Agreement are to sections of this Agreement.

                                    RECITALS

      WHEREAS, the board of directors of Cabot has determined that it would be in the best interests of Cabot and its stockholders to completely separate the MMD Business from Cabot;

      WHEREAS, Cabot has caused CMC to be incorporated in order to effect such separation;

      WHEREAS, Cabot and CMC have entered into the Master Separation Agreement and the Ancillary Agreements (other than this Agreement), pursuant to which Cabot has contributed and transferred to CMC, and CMC has received and assumed, the assets and liabilities then associated with the MMD Business as described therein;

      WHEREAS, Cabot and CMC intend that the contribution of the assets and liabilities associated with the MMD Business in exchange for CMC qualify as tax-free under Section 351 or 368(a)(1)(D) of the Code;

      WHEREAS, Cabot currently owns all of the issued and outstanding CMC common stock;

      WHEREAS, Cabot and CMC currently contemplate that CMC will make an initial public offering of an amount of its common stock that will reduce Cabot's ownership of CMC to not less than 80%;

      WHEREAS, Cabot currently contemplates that, following such initial public offering, Cabot will distribute to the holders of its common stock by means of a pro rata distribution all of the shares of CMC common stock owned by Cabot;

      WHEREAS, Cabot and CMC intend that the Distribution will be tax-free to Cabot and its stockholders under Section 355 of the Code;

      WHEREAS, as a result of the Distribution, CMC will cease to be a member of the affiliated group of which Cabot is the common parent, effective as of the Distribution Date; and

      WHEREAS, the Companies desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes;

      NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

      SECTION 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

      "ACCOUNTING CUTOFF DATE" means, with respect to CMC, any date as of the end of which there is a closing of its financial accounting records.

      "ACCOUNTING FIRM" shall have the meaning provided in Section 13.

      "ADJUSTMENT REQUEST" means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return, or if applicable, as previously adjusted, or (b) any claim for refund or credit of Taxes previously paid.

      "AFFILIATE" means any entity that directly or indirectly is "controlled" by the person or entity in question. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. Except as otherwise provided herein, the term Affiliate shall refer to Affiliates of a person as determined immediately after the Distribution.

      "AGREEMENT" means this Tax Sharing Agreement.



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      "ANCILLARY AGREEMENTS" has the meaning set forth in the Master
Separation Agreement.

      "CABOT FEDERAL CONSOLIDATED RETURN" means any United States federal Consolidated Income Tax Return for the affiliated group (as that term is defined in Code Section 1504) that includes Cabot as the common parent and that includes, during the Consolidated Periods, the CMC Group.

      "CABOT GROUP" means all corporations included in the Cabot Federal Consolidated Return.

      "CARRYBACK" or "CARRYFORWARD" means any net operating loss, net capital loss, excess tax credit, foreign tax credit or other similar Tax Item which may or must be carried from one Tax Period to another Tax Period under the Code or other applicable Tax Law.

      "CMC GROUP" means CMC and all corporations included in the CMC Federal Consolidated Return, or, during any Consolidation Period, that would be included in such Return if CMC were not included in the Cabot Federal Consolidated Return.

      "CMC FEDERAL CONSOLIDATED RETURN" means any United States federal Tax Return or Returns in respect of periods after the Consolidation Period filed by CMC alone or by the affiliated group (as that term is defined in Code Section
1504) that includes CMC as the common parent.

      "CODE" means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor law.

      "COMPANY" means Cabot or CMC.

      "CONSOLIDATED INCOME TAX RETURN" OR "COMBINED INCOME TAX RETURN" means any Tax Return relating to Income Tax which is computed by reference to the assets and activities of members of the Cabot Group (other than members of the CMC Group) and the CMC Group.

       "CONSOLIDATED PERIOD" or "CONSOLIDATED PERIODS" means any taxable period or periods between the Contribution Date and the Distribution Date, during which time CMC is a member of the Cabot Group.

      "CONTRIBUTION DATE" has the meaning set forth in the Master
Separation Agreement.

      "DISTRIBUTION" means the distribution to Cabot shareholders of all, or substantially all, of the CMC common shares held by Cabot or any earlier event as a result of which CMC ceases to be a member of the Cabot Group.

      "DISTRIBUTION DATE" means the date of the Distribution, as determined by Cabot in its sole and absolute discretion.

      "FEDERAL INCOME TAX" means any Income Tax imposed by the United States government.

      "FOREIGN INCOME TAX" means any Income Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession.

      "GROUP" means the Cabot Group or the CMC Group, as the context requires.

      "INCOME TAX" means all Taxes (i) based upon, measured by, or calculated with respect to, net income or net receipts, proceeds or profits or (ii) based upon, measured by, or calculated with respect to multiple bases (including, but not limited to, corporate franchise and occupation Taxes) if such Tax may be based upon, measured by, or calculated with respect to one or more bases described in clause (i) above.

      "INITIAL PUBLIC OFFERING" has the meaning set forth in the IPO and Distribution Agreement.

      "INTERNAL REVENUE SERVICE" OR "IRS" means the United States Internal Revenue Service or the United States Department of the Treasury, as the context requires.

      "IPO AND DISTRIBUTION AGREEMENT" has the meaning set forth in the Master Separation Agreement.

      "IRS PRIVATE LETTER RULING" means the private letter ruling issued by the IRS in response to the letter filed by Cabot requesting a ruling from the Internal Revenue Service regarding certain tax consequences of the Transactions.

      "MASTER SEPARATION AGREEMENT" means the Master Separation Agreement between Cabot and CMC, dated March 28, 2000.

      "MMD BUSINESS" has the meaning set forth in the Master Separation
Agreement.

      "OTHER TAX" means any Tax that is not an Income Tax.

      "PAYMENT DATE" means (i) with respect to any Cabot Federal Consolidated Return, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the return determined under Code Section 6072, and the date the return is filed, and (ii) with respect to any Consolidated or Combined State Income Tax Return, the corresponding dates determined under the applicable Tax Law.

      "POST-DISTRIBUTION PERIOD" means any Tax Period beginning after the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Date.

      "PRE-DISTRIBUTION PERIOD" means any Tax Period ending on or before the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

      "PRIME RATE" means the base rate on corporate loans charged by Citibank, N.A., New York, New York from time to time, compounded on each March 31, June 30, September 30 and December 31.

      "RESPONSIBLE COMPANY" means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

      "RESTRUCTURING TAX" means the Taxes described in Sections 2.4(a).

      "SEPARATE COMPANY TAX" means any Tax computed by reference to the assets and activities of a member or members of a single Group.

      "STRADDLE PERIOD" means any Tax Period that begins on or before and ends after the Distribution Date.

      "STATE INCOME TAX" means any Income Tax imposed by any State of the United States or by any political subdivision of any such State.

      "TAINTING ACT" shall have the meaning provided in Section 9.

      "TAX" or "TAXES" means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

      "TAX AUTHORITY" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

      "TAX BENEFIT" means any refund of, credit against, or other reduction in otherwise required Tax payments (including any reduction in estimated tax payments) and any interest in respect of the foregoing, net of the effect on otherwise required Tax payment of any associated or corresponding item of income or gain, or other increase in otherwise required Tax payments.

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      "TAX CONTEST" means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes of any of the Companies or their Affiliates (including any administrative or judicial review of any claim for refund).

      "TAX ITEM" means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

      "TAX LAW" means the law of any governmental entity or political subdivision thereof relating to any Tax.

      "TAX PERIOD" means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

      "TAX RECORDS" means Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

      "TAX RETURN" means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

      "TRANSACTIONS" means the transactions contemplated by the Master Separation Agreement and the IPO and Distribution Agreement.

      "TREASURY REGULATIONS" means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

      SECTION 2. Allocation of Income Tax Liabilities.

      2.1. Federal Income Tax. Except as otherwise provided in this Agreement, Federal Income Tax liability shall be allocated as follows:



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
      (a) Consolidated Period. For each Consolidated Period, CMC shall be liable for and pay to Cabot an amount equal to Federal Income Tax determined under the "Stand Alone Method." Under this method CMC's liability for Tax for any taxable period is computed as if, since its formation, CMC had (i) never been part of the Cabot Group and (ii) filed a consolidated Federal Income Tax Return as parent of the CMC Group with each eligible member of that Group; provided, however, that the provisions of Section 2.5(a) regarding special rules for application of the Stand Alone Method shall apply. Cabot shall be liable for all Federal Income Tax for the Consolidated Period other than amounts for which CMC is liable pursuant to this Section 2.1(a).

      (b) Non-Consolidated Periods. CMC shall be responsible for all Federal Income Tax imposed on members of the CMC Group with respect to all periods which are not Consolidated Periods. Cabot shall be responsible for all Federal Income Tax imposed on members of the Cabot Group other than members of the CMC Group with respect to all periods which are not Consolidated Periods.

      2.2. State and Foreign Income Taxes. Except as otherwise provided in this Agreement, State and Foreign Income Tax liability shall be allocated as follows:

      (a) Consolidated or Combined State and Foreign Income Taxes. CMC shall be liable for and pay to Cabot any State or Foreign Income Tax with respect to any Consolidated or Combined State or Foreign Income Tax Return in an amount that is equal to the amount determined under the Stand Alone Method for the period covered by such Tax Return. Cabot shall be liable for and pay any State or Foreign Income Tax with respect to any Consolidated or Combined State or Foreign Income Tax Return other than the amount for which CMC is liable pursuant to this Section 2.2(a).

      b) Separate Company Taxes. In the case of any State or Foreign Income Tax which is a Separate Company Tax, CMC shall be liable for and shall pay directly the applicable Tax

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
   Authority any such Income Tax that is properly imposed under Tax Law on any member of the CMC Group and Cabot shall be liable for and shall pay any such Separate Company Tax imposed on any member of the Cabot Group other than a member of the CMC Group.

      2.3 Other Taxes. Except as otherwise provided in this Agreement, CMC shall be liable to and pay the applicable Tax Authority any Other Tax that is imposed on any member of the CMC Group and Cabot shall be liable to and pay the applicable Tax Authority any Other Tax that is imposed on any member of the Cabot Group other than a member of the CMC Group.

      2.4.  Transaction Taxes.

      (a) General. Except as otherwise provided in this Section 2.4 Cabot shall be responsible for and pay any and all liability for Taxes resulting from the Transactions. This shall include but not be limited to (i) any sales and use, gross receipts, or other transfer Taxes imposed on the transfers occurring pursuant to the Transactions together with any Tax resulting from any income or gain recognized under Treasury Regulation Sections 1.1502-13 or 1.1502-19 (or any corresponding provisions of other applicable Tax Laws) as a result of the Transactions; and (ii) except as otherwise provided in Section 2.4(b), any Tax resulting from any income or gain recognized as a result of any of the Transactions failing to qualify for tax-free treatment under Code Sections 351, 355, 361, or other provisions of the Code (as contemplated in the IRS Private Letter Ruling) or corresponding provisions of other applicable Tax Laws.

      (b) Inconsistent Acts and Events. Cabot or CMC, as the case may be, shall be liable for, and shall indemnify and hold harmless the members of the other Group from and against any liability for, any Restructuring Tax (described in subparagraphs (i) and (ii) above) to the extent arising from (i) any breach by such indemnifying party of the representations or covenants under Section 9, (ii) any Tainting Act performed by such indemnifying party, (iii) the inaccuracy of any factual statements or representations made by such indemnifying party in connection with the IRS Private Letter Ruling, but only to the extent such inaccuracy

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
   arises from facts in existence prior to the Distribution Date or (iv) any
   Section 355(e) Event with respect to the indemnifying party. A Section 355(e) Event with respect to an entity occurs if one or more persons acquire directly or indirectly stock of such entity representing a 50% or greater interest in such entity within the meaning of Section 355(e).

      2.5.  Calculation of Tax Liability.

            (a) Stand Alone Method. The following rules shall apply for purposes of computing CMC's liability under the Stand Alone Method - (i) transactions during any Consolidated Period between a member of the CMC Group and a member of the Cabot Group that is not a member of the CMC Group shall, for Federal Income Tax purposes, be accounted for pursuant to the provisions of the regulations under IRC Section 1502 that govern intercompany transactions (and to the extent appropriate for State or Foreign Income Tax purposes, similar rules shall apply in the case of transactions between such members which are included in State or Foreign Combined or Consolidated Income Tax Returns), provided that the pricing of the provision of goods and services in intercompany transactions shall be in accordance with the economic terms of any written arrangements among the parties (i.e. liability under the Stand Alone Method shall be computed without regard to any adjustments to such pricing that may be made under Section 482 of the Code or analogous provisions of State or Foreign law); (ii) during Consolidated Periods all computations shall be made in conformity with the positions, elections and accounting methods used by Cabot in preparing the consolidated returns of the Cabot Group; (iii) the highest marginal tax rate to which the CMC Group could be subject under applicable Tax Law shall be deemed to be the only Tax rate to which such group is subject under such law; and (iv) subject to (i) through (iii) above, all computations and other determinations shall be made in accordance with the the laws and regulations applying to affiliated groups filing consolidated returns (including, in the case of any company that becomes or ceases to be a member of any Group, the laws and regulations applicable to a company that becomes or ceases to be a member of a such Group), as well as all other relevant federal Tax laws and regulations (and similar rules shall apply in the case of State or Foreign Taxes in respect to Combined or Consolidated Returns for such Taxes).

      (b) The principles of Treasury Regulation Section 1.1502-76(b) as reasonably interpreted and applied by the Companies shall apply in determining whether a Tax Item is attributable to a Tax Period provided that
   (x) no election shall be made under Treasury Regulation Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year's items) and
   (y) if the Distribution Date is not an Accounting Cutoff Date, the provisions of Treasury Regulation Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items) for the month which includes the Distribution Date.

      (c) In determining the apportionment of Tax Items between Pre-Distribution Periods and Post-Distribution Periods, any Tax Items relating to the Transactions shall be treated as an extraordinary item described in Treasury Regulation Section 1.1502-76(b)(2)(ii)(C) and shall be allocated to Pre-Distribution Periods, and any Taxes related to such items shall be treated under Treasury Regulation Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall be allocated to Pre-Distribution Periods.

      2.6. Tax Payments and Intercompany Billings. Each Company shall pay the Taxes allocated to it by this Section 2 either to the applicable Taxing Authority or to the other Company in accordance with Section 5.

         SECTION 3.  Preparation and Filing of Tax Returns.

      3.1. General. Except as otherwise provided in this Section 3, Income Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperate with one another in accordance with Section

6 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 6.

      3.2. Pre-Distribution Period and Straddle Period Tax Returns. All Income Tax Returns required to be filed for Pre-Distribution Periods or Straddle Periods, shall be:

      (1) prepared and filed by Cabot, in the case of any Consolidated or Combined Income Tax Return; and

      (2) prepared and filed, or caused to be prepared and filed, by the Company to which such Tax Return relates in all other cases.

      CMC shall, for each Tax Period or portion thereof for which CMC or a member of the CMC Group is included in a Tax Return described in clause (1) of the preceding sentence, provide Cabot with (i) a true and correct pro forma tax return for the CMC Group together with an accompanying computation of Tax liability of the Group prepared in accordance with the Stand Alone Method, (ii) separate pro forma tax returns for each member of the CMC Group together with accompanying computations of the separate tax return Tax liabilities of each member of the Group, and (iii) a reconciliation of book income to federal taxable income for each member of the CMC Group. CMC hereby agrees to use its best efforts to provide Cabot with such returns and computations no later than the first day of the sixth month following the end of the period to which such returns and computations relate, but in any event shall provide such returns and computations to Cabot no later than the fifteenth day of the sixth month following the end of the period to which such returns and computations relate. CMC, in preparing the above mentioned pro forma tax returns for its Group, shall not consider or give effect to any (i) net operating loss carryover or carryback, (ii) capital loss carryover or carryback, (iii) excess charitable deduction carryover, (iv) excess tax carryover or carryback, or (v) other similar carryback or carryback item.

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      3.3. Post-Distribution Period Tax Returns. Except as otherwise provided in
Section 3.2 with respect to Straddle Period Tax Returns:

      (1) All Tax Returns related to CMC or the CMC Group for Post-Distribution Periods shall be prepared and filed (or caused to be prepared and filed) by CMC,

      (2) All Tax Returns related to Cabot or the Cabot Group, excluding for this purpose CMC or members of the CMC Group, for Post-Distribution Periods shall be prepared and filed (or caused to be prepared and filed) by Cabot.

      3.4.  Tax Accounting Practices.

      (a) General Rule. Except as otherwise provided in this Section 3.4, any Income Tax Return for any Pre-Distribution Period or any Straddle Period, and any Income Tax Return for any Post-Distribution Period to the extent items reported on such Tax Return might reasonably affect items reported on any Tax Return for any Pre-Distribution Period or any Straddle Period, shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Code or other applicable Tax Law), and to the extent any items are not covered by past practices (or in the event such past practices are not longer permissible under the Code or other applicable Tax
   Law), in accordance with reasonable Tax accounting practice selected by the Responsible Company.

      (b) Reporting of Transaction Tax Items. The tax treatment reported on any Tax Return of Tax Items relating to the Transaction shall be consistent with the treatment of such item in the IRS Private Letter Ruling. To the extent there is a Tax Item relating to the Transactions which is not covered by the IRS Private Letter Ruling, the tax treatment of such Tax Items on a Tax Return shall be determined by the Responsible Company with respect to such Tax Return, provided (i) there is a reasonable basis for such tax treatment, and (ii) such tax treatment is not inconsistent with the tax treatment contemplated in the IRS Private Letter

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
   Ruling. Such Tax Return shall be submitted for review pursuant to Section 3.5(a), and any dispute regarding such proper tax treatment shall be referred for resolution pursuant to Section 13 sufficiently in advance of the filing date of such Tax Return (including extensions) to permit timely filing of the return.

      3.5.  Right to Review Tax Returns.

      (a) General. The Responsible Company with respect to any Tax Return shall make such Tax Return and related Tax Records available for review by the other Company, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting party may be liable, (ii) such Tax Return relates to Taxes for which the requesting party may be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting party may have a claim for Tax Benefits under this Agreement, or (iv) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Company shall use its reasonable best efforts to make such Tax Return and Tax Records available for review as required under this paragraph sufficiently in advance of the due date for filing such Tax Returns to provide the requesting party with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing, taking into account the person responsible for payment of the Tax (if any) reported on such Tax Return and the materiality of the amount of Tax liability with respect to such Tax Return. The Companies shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns or Tax Records.

      (b) Execution of Returns Prepared by Other Party. In the case of any Tax Return which is required to be prepared and filed by one Company under this Agreement and which is required by law to be signed by another Company (or by its authorized representative), the

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
   Company that is legally required to sign such Tax Return shall not be required to sign such Tax Return under this Agreement if there is no reasonable basis for the tax treatment of any material items reported on the Tax Return. Any such Tax Return shall be supplied by the Company responsible for its preparation and filing to the Company responsible for its signing at least five days prior to the due date of such Tax Return (including applicable extensions) and such signing Company shall deliver an executed copy of such Tax Return to the filing Company at least two days prior to the due date of such Tax Return (including applicable extensions).

      SECTION 4.  Refunds, Carrybacks and Tax Benefits.

      4.1. Compensation for Use of CMC Consolidated Period Tax Items.

      In the event that (i) the Cabot Group realizes an actual Tax Benefit during any Consolidated Period as a result of the use by members of the Cabot Group (other than members of the CMC Group) of Tax Items of the CMC Group and
   (ii) as a result of such use the Federal Income Tax liability of the CMC Group for any period which is not a Consolidated Period is greater than the amount of such liability computed under the Stand Alone Method (but without regard to clauses (iii) and (iv) of the the third sentence of Section 2.5(a)), then Cabot will pay to CMC, in accordance with Section 5.7, an amount equal to the lesser of (x) the excess of the Tax Benefit actually realized by Cabot referred to in clause (i) over the amount of any prior payments to CMC pursuant to this Section 4.1 in respect of that Tax Benefit and (y) the excess referred to in clause (ii) for such non-Consolidated Period.

      4.2. Claims for Refund, Carrybacks, and Self-Audit Adjustments ("Adjustment Requests").

      (a) Consent Required for Adjustment Requests Related to Consolidated or Combined Income Tax Returns. Except as provided in paragraph (b) below, each of the Companies hereby agrees that, unless the other Company consents in writing, which consent shall not be unreasonably delayed or withheld, no Adjustment Request shall be filed with respect to any Consolidated or Combined Tax Return that included the CMC Group for a Pre-Distribution Period and affects the CMC Group Tax liability. Any Adjustment Request which the Companies consent to make under this Section
   4.2 shall be prepared and filed by the Responsible Company under Sections 3.2 and 3.3 for the Tax Return to be adjusted. The Company requesting the Adjustment Request shall provide to the Responsible Company all information required for the preparation and filing of such Adjustment Request in such form and detail as reasonably requested by the Responsible Company.

      (b) Exception for Adjustment Requests Related to Audit Adjustments. Each Company shall be entitled, without the consent of the other Company, to require Cabot to file an Adjustment Request to take into account any net operating loss, net capital loss, deduction, credit, or other adjustment attributable to such Company or any member of its Group corresponding to any adjustment resulting from any audit by the Internal Revenue Service or other Tax Authority with respect to Consolidated or Combined Income Tax Returns for any Pre-Distribution Period. In addition, Cabot shall be entitled to require CMC to file a corresponding Adjustment Request with respect to Separate Company Taxes for any Pre-Distribution Periods.

      (c) Other Adjustment Requests Permitted. Nothing in this Section 4.2 shall prevent any Company or its Affiliates from filing any Adjustment Request with respect to Tax Returns which are not Consolidated or Combined Income Tax Returns or with respect to any Other Taxes; provided, however, that neither Company shall file an amended Tax Return with respect to Separate Company or Other Taxes for which the other Company is liable under this Agreement without the written consent of such other Company (which consent shall not be unreasonably withheld). If any refund or credit is obtained as a result of any such Adjustment Request (or otherwise), the parties shall recalculate the amounts that would have been paid under this Agreement based on the changes resulting in such refund or credit, and shall make such payments between them as necessary to place each in the position it would have been in had the payments made under this Agreement originally been made based on such changes.

      (d) Payment of Refunds and other Tax Benefits. Except as set forth in
   Section 4.2(e), any refunds or other Tax Benefits received by either Company (or any of its Affiliates) as a result of any Adjustment Request which are for the account of the other Company (or member of such other Company's Group) shall be paid by the Company receiving (or whose Affiliate received) such refund or Tax Benefit to such other Company in accordance with Section 5.

      (e) Ordering of and Payment for Carrybacks.

              (i) In the event that a member of the Cabot Group, on the one hand, and a member of the CMC Group, on the other hand, are each entitled to carryback a Tax Item to a Pre-Distribution Period, the respective Tax Items shall be used under the rules of applicable Tax Law (which shall be, in the case of Carrybacks to such Tax Periods of the affiliated group of which Cabot is the common parent, the rules contained in Treasury Regulation Section 1.1502-21T).

              (ii) Any Tax refund or other Tax Benefit resulting from the Carryback of any member of one Group (the "Carryback Group") of any Tax Item arising after the Distribution Date to a Pre-Distribution Period shall be for the account of the Carryback Group (and in the event CMC Group is the Carryback Group, then upon receipt of the Tax refund or other Tax Benefit Cabot shall pay to CMC the amount of such Tax refund or other Tax Benefit); provided, however, that if at the time of the use of the Carryback Items of a member of the Carryback Group, a member of the other Group (the "Other Group") possesses Carryback Tax Items which, but for the ordering rule set forth in (i) above, would have been available to be used (the "Other Group Carryback") in lieu of the Carryback Group's Tax Items, then (but only to the extent of the Other Group Carryback) the Carryback Group shall not be entitled to payment of the amount of such Tax refund or Tax Benefit until the earlier of (X) the date on which a member of the Other Group claims the Other Group Carryback on a Tax Return or (Y) the date on which a member of the Carryback Group would have been able to use the Carryback had it not been claimed with respect to the Pre-Distribution Period Tax Return.

              (iii) In the event the Carryback of Tax Items of a member of the Cabot Group, or the CMC Group, as the case may be, does not result in a Tax refund, due to an offsetting Tax adjustment to a member of the Other Group, then the Other Group shall promptly pay the amount of any decrease in Tax liability resulting from the Carryback claim, provided, however, that in the event the Other Group possesses Carryback Items which, but for the ordering rules set forth in (i) above would have been available to be used in lieu of the Carryback Group's Items, then (but only to the extent of the Other Group Carryback), the Other Group shall not be required to pay the amount of such decrease in Tax liability to the Carryback Group until the earlier of (X) the date on which a member of the Other Group claims the Other Group Carryback on a Tax Return or (Y) the date on which a member of the Carryback Group would have been able to utilize the Carryback had it not been claimed with respect to the Pre-Distribution Period Tax Return.

      4.3. Adjustment of Tax Items. In the event that the Carryback of Tax Items of one Group, or a Tax adjustment attributable to such Group under the terms of this Agreement, results in the disallowance or limitation of Tax Items claimed on the Tax Return as filed, the Carryback Group shall be responsible for any increase in Tax liability resulting from the disallowance or limitation of Tax attributes; provided, however, that in the event the disallowance or limitation of Tax attributes results in a Tax Benefit resulting from the use of such Tax attributes in another Tax Period, such Tax Benefit shall be deemed to be for the account of the Carryback Group for such purposes of this Agreement.

      4.4. Adjustments on Audit. If, upon examination by any Tax Authority of any Tax Return including a member of the Cabot Group or CMC Group for any Tax Period, any item of deduction, credit or expense is disallowed for which Cabot is or may be liable for Taxes hereunder (or an item of income is required to be recognized on a Tax Return which was not reported on such Tax Return), in either such case resulting in a tax detriment suffered by the Cabot Group, and such disallowance (or recognition) results in a Tax Benefit to the CMC Group (with respect to that Tax Period or another Tax Period), then CMC shall pay to Cabot the amount of such Tax Benefit that is realized in the form of an actual reduction in Tax (which shall be computed by comparing the Tax which would have been owed by CMC but for the item giving rise to the Tax Benefit with the Tax owed by CMC taking such item into account) provided, however, that in no case will the amount that CMC is required to pay to Cabot with respect to such Tax Benefit exceed the corresponding tax detriment to Cabot (reduced by payments previously made by CMC to Cabot with respect to such Tax Benefit). Any payment required to be made hereunder shall be made in accordance with Section 5.10. The provisions of this Section 4.4 shall apply mutatis mutandis where an item of deduction, credit or expense is disallowed for which CMC is or may be liable for Taxes hereunder (or any item of income is required to be recognized on a Tax Return which was not reported on such Tax Return), as they apply where the Cabot Group suffers such a detriment. For avoidance of doubt, any payment required to be made by Cabot to the CMC Group under this Section 4.4 shall, to the extent applicable, be deemed as an offset to amounts owing by CMC to Cabot under
Section 2.1 hereof.

      SECTION 5.  Tax Payments and Intercompany Billings.

      5.1. Payment of Taxes With Respect to Cabot Federal Consolidated Returns. In the case of any Cabot Federal Consolidated Return -

      (a) Computation and Payment of Tax Due. At least ten business days prior to any Payment Date, Cabot shall compute the amount of Tax required to be paid to the Internal

   Revenue Service (taking into account the requirements of Section 3.4 relating to consistent accounting practices) with respect to such Tax Return on such Payment Date and shall notify CMC in writing of the amount of Tax required to be paid on such Payment Date. Cabot will pay such amount to the Internal Revenue Service on or before such Payment Date.

      (b) Computation and Payment of CMC Liability With Respect to Tax Due. Within 30 days following any Payment Date, CMC will pay to Cabot the excess (if any) of

         (i) the amount of liability determined as of such Payment Date with respect to the applicable Tax Period allocable to CMC in a manner consistent with the provisions of Section 2.1, over

         (ii) the amount equal to the cumulative net payments with respect to such Tax Return prior to such Payment Date made by CMC or members of its Group.

    If the amount in clause (ii) above is greater than the amount in clause (i) above as of any Payment Date, then Cabot shall pay such excess to CMC within 30 days following the Payment Date.

      (c) Interest on Intergroup Tax Allocation Payments. In the case of any payments to Cabot required under paragraph (b) of this Section 5.1, CMC shall also pay to Cabot an amount of interest computed at the Prime Rate on the amount of the payment required based on the number of days from the applicable Payment Date until the date of CMC's subsequent payment. In the case of any payments by Cabot required under paragraph (b) of this Section 5.1, Cabot shall also pay to CMC an amount of interest computed at the Prime Rate on the amount of the payment required based on the number of days from the applicable Payment Date until the date of Cabot's subsequent payment of such amount to CMC.

      5.2.  Payment of Federal Income Tax Related to Adjustments.

      (a) Adjustments Resulting in Underpayments. Cabot shall pay to the Internal Revenue Service when due any additional Federal Income Tax required to be paid as a result of any adjustment to the tax liability with respect to any Cabot Federal Consolidated Return. CMC shall pay to Cabot an amount that is allocable to CMC under Section 2.1 within 30 days from the later of (i) the date the additional Tax was paid by Cabot or (ii) the date of receipt by CMC of a written notice and demand from Cabot for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 5.2 (a) shall include interest computed at the Prime Rate based on the number of days from the date the additional Tax was paid by Cabot to the date of the payment under this Section 5.2(a).

      (b) Adjustments Resulting in Overpayments. Within 30 days of receipt by Cabot of any Tax Benefit resulting from any adjustment to the tax liability with respect to any Cabot Federal Consolidated Return, Cabot shall pay to CMC its share of any such Tax Benefit, as determined in accordance with the principles of Sections 2.1 and 4. Any payments required under this Section 5.2(b) shall include interest computed at the Prime Rate based on the number of days from the date the Tax Benefit was received by Cabot to the date of payment to CMC under this Section 5.2(b).

      5.3.  Payment of State Income Tax Relating to Pre-Distribution Periods.

      (a) Computation and Payment of Tax Due. At least three business days prior to any Payment Date for any Tax Return with respect to any State Income Tax relating to a Pre-Distribution Period, the Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 3.4 relating to consistent accounting practices) with respect to such Tax Return on such Payment Date and --

         (i) If such Tax Return is with respect to a Consolidated or Combined State Income Tax, the Responsible Company shall, if Cabot is not the Responsible Company with respect to such Tax Return, notify Cabot in writing of the amount of Tax required to be paid on such Payment Date. Cabot will pay such amount to such Tax Authority on or before such Payment Date.

         (ii) If such Tax Return is with respect to a Separate Company Tax, the Responsible Company shall, if it is not the Company liable for the Tax reported on such Tax Return, notify the Company liable for such Tax in writing of the amount of Tax required to be paid on such Payment Date. The Company liable for such Tax will pay such amount to such Tax Authority on or before such Payment Date.

      (b) Computation and Payment of CMC Liability With Respect to Tax Due. Within 30 days following the due date (including extensions) for filing any Tax Return for any Consolidated or Combined State Income Tax (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file) relating to a Pre-Distribution Period, CMC shall pay to Cabot the Tax liability allocable to CMC as determined by Cabot under the provisions of Sections 2.2 and 4, plus interest computed at the Prime Rate on the amount of the payment based on the number of days from the due date (including extensions) to the date of payment by CMC to Cabot.

      5.4.  Payment of State Income Taxes Related to Adjustments.

      (a) Adjustments Resulting in Underpayments. Cabot shall pay to the applicable Tax Authority when due any additional State Income Tax required to be paid as a result of any adjustment to the Tax liability with respect to any Tax Return for any Consolidated or Combined State Income Tax for any Pre-Distribution Period. CMC shall pay to Cabot its respective share of any such additional Tax payment determined in accordance with Sections 2.2 and 4 within 30 days from the later of (i) the date the additional Tax was paid by Cabot or (ii) the date of receipt by CMC of a written notice and demand from Cabot for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. CMC shall also pay to Cabot interest on its respective share of such Tax computed at the Prime Rate based on the number of days from the date the additional Tax was paid by Cabot to the date of its payment to Cabot under this Section 5.4(a).

      (b) Adjustments Resulting in Overpayments. Within 30 days of receipt by Cabot of any Tax Benefit resulting from any adjustment to the Tax liability with respect to any Tax Return for any Consolidated or Combined State Income Tax for any Pre-Distribution Period, Cabot shall pay to CMC its share of any such Tax Benefit determined in accordance with the principles of Sections 2.2 and 4. Any payments required under this Section 5.4(b) shall include interest computed at the Prime Rate based on the number of days from the date the Tax Benefit was received by Cabot to the date of payment under this Section 5.4(b).

      5.5. Payment of Separate Company Taxes and Other Taxes. Each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Separate Company Taxes and Other Taxes owed by such Company or a member of such Company's Group.

      5.6. Indemnification Payments. If any Company (the "payor") is required to pay to a Tax Authority a Tax that another Company (the "responsible party") is required to pay to such Taxing Authority under this Agreement, the responsible party shall reimburse the payor within 30 days of delivery by the payor to the responsible party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 5.6.

      5.7. Compensation for use of CMC Consolidated Period Tax Items. In the event Cabot is required to pay CMC in accordance with Section 4.1, CMC shall deliver to Cabot an invoice stating the amount due to CMC, accompanied by a reasonably detailed calculation of that amount, as prescribed by section 4.1. Cabot shall pay CMC within 30 days from the due date (including any extensions) for the Tax Return filed by CMC with respect to such amount, including interest computed at the Prime Rate based on the number of days from such due date to the date Cabot pays CMC.

      5.8. Payment of Refunds and Other Tax Benefits. (a) Except as otherwise provided in this Agreement, if a member of one Group receives a Tax refund or other Tax Benefit with respect to Taxes for which a member of the other Group is liable hereunder, the Company receiving such Tax refund shall make a payment to the Company who is liable for such Taxes hereunder within 30 days following the receipt of the Tax refund in an amount equal to such Tax refund, plus interest on such amount computed at the Prime Rate based on the number of days from the date of receipt of the Tax refund to the date of payment under this Section 5.8.

      (b) In the event one Group is reimbursed for its payment of a Tax liability of the other Group, the amount of such reimbursement shall be computed net of any Tax Benefit realized by the reimbursed Group as the result of payment of the other Group's Tax liability.

      5.9. Payment for Carrybacks. Each Company shall pay the other Company for Carrybacks in accordance with Section 4.2(e). Any such payment shall include interest at the Prime Rate based on the number of days from the date Company is required to make the payment under Section 4.2(e) to the date the Company actually makes the payment.

      5.10. Payment for Adjustments on Audit. Any payment required under Section
4.4 shall be made within 30 days of the due date (including any extensions) of the Tax Return on which the Tax Benefit described in that section is claimed. Such payment shall include interest computed at the Prime Rate based on the number of days from such due date to the date the payment is made.

      SECTION 6.  Assistance and Cooperation.

      6.1. General. Each of the Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Companies and their Affiliates available to such other Companies as provided in Section 7. Each of the Companies shall also make available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Any information or documents provided under this Section 6 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

      6.2. Income Tax Return Information. Each Company will provide to each other Company information and documents relating to their respective Groups required by the other Companies to prepare Tax Returns. The Responsible Company shall determine a reasonable compliance schedule for such purpose in accordance with past practices. Any additional information or documents the Responsible Company requires to prepare such Tax Returns will be provided in accordance with past practices, if any, or as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns timely.

      SECTION 7.  Tax Records.

      7.1. Retention of Tax Records. Except as provided in Section 7.2, each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of their respective Groups for Pre-Distribution Tax Periods, and Cabot shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation, as extended, and (ii) seven years after the Distribution Date. If, prior to the expiration of the applicable statute of limitation and such seven-year period, a Company reasonably determines that any Tax Records which it is required to preserve and keep under this Section 7 are no longer material in the administration of any matter under the Code or other applicable Tax Law, such Company may dispose of such records upon 90 days prior written notice to the other Company. Such notice shall include a list of the records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

      7.2. State Income Tax Returns. Tax Returns with respect to State Income Taxes and workpapers prepared in connection with preparing such Tax Returns shall be preserved and kept, in accordance with the guidelines of Section 7.1, by the Company responsible for preparing and filing the applicable Tax Return.

      7.3. Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession to the extent reasonably requested by the other

Company in connection with the preparation of Tax Returns, audits, litigation, or the resolution of items under this Agreement.

      SECTION 8.  Tax Contests.

      8.1. Notice. Each of the parties shall provide prompt notice to the other party of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by the other party hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability, then (i) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

      8.2. Control of Tax Contests. Each Company shall have full responsibility and discretion in handling, settling or contesting any Tax Contest involving a Tax for which it is liable pursuant to Section 2 of this Agreement; provided, however, Cabot shall have full responsibility and discretion in handling, settling or contesting any Tax Contest with respect to a Consolidated or Combined Income Tax Return of the Cabot Group. Furthermore, Cabot may participate in any

Tax Contest with respect to Restructuring Taxes regardless of whether it has liability or indemnification obligations with respect to such Taxes under this Agreement.


      SECTION 9.  No Inconsistent Actions.

      (a) Each of the Companies covenants and agrees that it will not take any action, and it will cause its Affiliates to refrain from taking any action, which may be inconsistent with the Tax treatment of the Transactions as contemplated in the IRS Private Letter Ruling (any such action is referred to in this Section 9 as a "Tainting Act"), unless (i) the Company or Affiliate thereof proposing such Tainting Act (the "Requesting Party") either (A) obtains a ruling with respect to the Tainting Act from the Internal Revenue Service or other applicable Tax Authority that is reasonably satisfactory to the other Company (the "Requested Party") (except that the Requesting Party shall not submit any such ruling request if a Requested Party determines in good faith that filing such request might have a materially adverse effect upon such Requested Party), or (B) obtains an unqualified opinion reasonably acceptable to each Requested Party of independent nationally recognized tax counsel acceptable to each Requested Party, on a basis of assumed facts and representations consistent with the facts at the time of such action, that such Tainting Act will not affect the Tax treatment of the Transactions as contemplated in the IRS Private Letter Ruling, or (ii) each Requested Party consents in writing to such Tainting Act, which consent shall be granted or withheld in the sole and absolute discretion of each such Requested Party. Without limiting the foregoing:

         (i) Specified Actions. During the two year period following the Distribution Date, unless clause (i) or (ii) of the preceding paragraph is satisfied with respect to the applicable action, no Company or its Affiliate will (A) liquidate or merge with or into any other corporation (other than a merger which results in the outstanding stock of such Company or its Affiliates immediately before the merger continuing to represent at least fifty-five (55) percent of the outstanding voting stock and non-voting stock of the merged corporations after the transaction); (B) issue more than thirty-five (35) percent, by vote or value, of its capital stock in one or more transactions, including the Initial Public Offering; (C) redeem, purchase or otherwise reacquire its capital stock in one or more transactions, except to the extent such redemption, purchase or reacquisition meets the requirements of section 4.05(1)(b) of Revenue Procedure 96-30; (D) sell, exchange, distribute or otherwise dispose of, other than in the ordinary course of business, more than forty (40) percent of the assets constituting the trades or businesses relied upon in the IRS Private Letter Ruling to satisfy Section 355(b) of the Code; or (E) discontinue or cause to be discontinued the active conduct of the trades or businesses relied upon in the IRS Private Letter Ruling to satisfy Section 355(b) of the Code.

         (ii) No Inconsistent Plan or Intent. Each of the Companies represents and warrants that neither it nor any of its Affiliates has any plan or intent to take any action which is inconsistent with any factual statements or representations in the IRS Private Letter Ruling. Regardless of any change in circumstances, each of the Companies covenants and agrees that it will not take, and it will cause its Affiliates to refrain from taking, any such inconsistent action on or before the last day of the calendar year ending after the second anniversary of the Distribution Date other than as permitted in this
       Section 9.

         (iii) 355(e) Covenant. Without in any manner limiting paragraphs (i) or
       (ii) immediately above, each of Cabot and CMC covenants and agrees that, during the two-year periods ending on and beginning on the Distribution Date, unless clause (i) or (ii) of section 9(a) of this Agreement is satisfied with respect to the applicable action, it will not enter into any negotiations, agreements or arrangements with respect to transactions or events (including stock issuances, option grants, capital contributions or acquisitions, but not including the Initial Public Offering), which may cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly Cabot or CMC stock, as the case may be, representing a "50 percent or greater interest" within the meaning of
       Section 355(e)(4) of the Code.

         (iv) Amended or Supplemental Rulings. Each of the Companies covenants and agrees that it will not file, and it will cause its Affiliates to refrain from filing, any amendment or supplement to the IRS Private Letter Ruling request with respect to the Transactions subsequent to the Distribution Date without the consent of the other Companies, which consent shall not be unreasonably withheld.

      (b) Notwithstanding anything to the contrary in this Agreement, each Company shall be solely liable for, and shall indemnify and hold harmless the other Company from any Restructuring Tax resulting from a Tainting Act by such first Company or its Affiliates, regardless of whether clause (i) or
   (ii) of Section 9(a) was satisfied with respect to such Tainting Act.

      SECTION 10. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

      SECTION 11. Employee Matters. Each of the Companies agrees to utilize, or cause its Affiliates to utilize, the alternative procedure set forth in section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, with respect to wage reporting.

      SECTION 12.  Treatment of Payments; Tax Gross Up.

      12.1. Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in tax treatment under the Code or other applicable Tax Law, any Tax indemnity payments or Tax Benefit payments made by a Company under
   Section 5 shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution on the Distribution Date, but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws).

      12.2. Tax Gross Up. If notwithstanding the manner in which Tax indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

      12.3. Interest Under This Agreement. Anything herein to the contrary notwithstanding, to the extent one Company ("indemnitor") makes a payment of interest to another Company ("indemnitee") under this Agreement with respect to the period from the date that the indemnitee made a payment of Tax to a Tax Authority to the date that the indemnitor reimbursed the indemnitee for such Tax payment, or with respect to the period from the date that the indemnitor received a Tax Benefit to the date indemnitor paid the indemnitee with respect to such Tax Benefit, the interest payment shall be treated as interest expense to the indemnitor (deductible to the extent provided by law) and as interest income by the indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted under Section 12.2 to take into account any associated Tax Benefit to the indemnitor or increase in Tax to the indemnitee.

      SECTION 13. Disagreements. If after good faith negotiations the parties cannot agree on the application of this Agreement to any matter, then the matter will be referred to an accounting firm acceptable to each of the parties (the "Accounting Firm"). The Accounting Firm shall

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furnish written notice to the parties of its resolution of any such disagreement as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Accounting Firm will be conclusive and binding on all parties to this Agreement. In accordance with Section 15, each party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Accounting Firm. All fees and expenses of the Accounting Firm in connection with such referral shall be shared equally by the parties affected by the matter.

      SECTION 14. Late Payments. Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded on each March 31, June 30, September 30 and December 31, from the due date of the payment to the date paid. To the extent interest required to be paid under this Section 14 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 14 or the interest rate provided under such other provision.

      SECTION 15. Expenses. Except as provided in Section 14, each Company and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

      SECTION 16.  General Provisions.

      16.1. Notices. All notices and other communications hereunder shall be in writing and shall be delivered in person, by telecopy, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:


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
      (a)   If to Cabot, to:
                  Cabot Corporation
                  75 State Street
                  Boston, Massachusetts  02109

                  Attention:    Chief Financial Officer
                  Telecopy No.: (617) 642-6281

                  With a copy to:


                  Law Department
                  Cabot Corporation
                  75 State Street
                  Boston, Massachusetts  02109

                  Attention:  General Counsel
                  Telecopy No.:     (617) 342-6039


      (b) If to CMC, to:
                  Cabot Microelectronics Corporation
                  870 North Commons Drive
                  Aurora, Illinois  60504

                  Attention:  President
                  Telecopy No.:     (630) 375-5593

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery or when delivery is refused. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first Business Day at the place at which such notice or communication is received following the day on which such notice or communication was sent.

            16.2. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall

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
constitute one and the same agreement. The Agreement may be delivered by facsimile transmission of a signed copy thereof.

            16.3. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon the parties hereto and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of either party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Cabot and CMC may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective subsidiaries, but such assignment shall not relieve Cabot or CMC, as the assignee, of its obligations hereunder. The schedules attached hereto or referred to herein are an integral part of this Agreement and are hereby incorporated into this Agreement and made a part hereof as if set forth in full herein.

            16.4. Dispute Resolution. Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively, "Disputes"), shall be exclusively governed by and settled in accordance with the provisions of Section 13 and this Section 16.5. The parties hereto shall use all commercially reasonable efforts to settle all Disputes without resorting to mediation, arbitration, litigation or other third party dispute resolution mechanisms. If any Dispute remains unsettled, the parties hereby agree to mediate such Dispute using a mediator reasonably acceptable to all parties involved in such Dispute. If the parties are unable to resolve such dispute through mediation, each party will be free to commence proceedings for the resolution thereof. No party shall be entitled to consequential, special, exemplary or punitive damages.

            16.5. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such


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
prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            16.6. Waiver. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by the party against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by either party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

            16.7. Amendment. This Agreement may not be amended or modified in any respect except by a written agreement signed by both of the parties hereto.

            16.8. Authority. Each of the parties hereto represents to the other that (a) it has the corporate power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization,

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
moratorium or other similar laws affecting creditors' rights generally and general equity principles.

            16.9. Interpretation. The headings contained in this Agreement, in any Schedule hereto and in the table or contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section or Schedule, such reference shall be to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated.

            16.10. Effective Time. This Agreement shall become effective upon the closing of CMC's Initial Public Offering.


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
      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.





                                CABOT CORPORATION



                                        By:   /s/ Samuel W. Bodman
                                              --------------------------

                                        Name:   Samuel W. Bodman

                                        Title:   Chairman and CEO



                                 CABOT MICROELECTRONIC CORPORATION



                                        By:   /s/ Matthew Neville
                                              --------------------------

                                        Name:  Matthew Neville

                                        Title:   President and CEO





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